PRESS RELEASE
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS ANNOUNCES ACCELERATION OF CONVERTIBLE NOTE

SAN ANTONIO, Texas -- September 22, 2006 -- Analytical Surveys, Inc. (ASI) (NASDAQ Capital Market: ANLT), today announced that the holders of secured convertible promissory notes in an aggregate principal amount of $2,000,000 issued on May 31, 2006 (the "Notes"), have accelerated the maturity date of the Notes to October 19, 2006, on which date the principal amount, together with accrued and unpaid interest and all other sums due under the Notes will be due in cash.

At the Company's Annual Meeting of Shareholders held on August 29, 2006, the shareholders considered and rejected certain conversion terms of the Notes and the issuance of warrants to purchase 5.5 million shares of common stock pursuant to the Notes. The Company has been unable to negotiate with the holders of the Notes new terms that would be acceptable to both the holders of the Notes and the Company and its shareholders.

The Company will amend the Registration Statement on Form S--3 (Registration No. 333--136078) filed with the Securities and Exchange Commission on July 27, 2006, to register only the Class E Warrants, which enable the holders of the Notes to purchase 752,072 shares of the Company's Common Stock at $1.186 per share.

Lori Jones, CEO of ASI, said, "We are working to secure alternative financing to supplement our cash reserves and meet this obligation. We are taking this opportunity to seek a funding arrangement that would be less dilutive to our shareholders."

About ASI

Analytical Surveys Inc. (ASI) (Nasdaq: ANLT) has recently transitioned its focus toward the development of oil and gas opportunities. ASI's Energy Division is focused on expansion into high-quality exploratory and developmental drilling opportunities and purchases of proven reserves with upside potential attributable to behind-pipe reserves, infill drilling, deeper reservoirs and field extension opportunities. ASI is headquartered in San Antonio, Texas. For more information, visit www.anlt.com and www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses, ability to collect cash from operations, and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.